Exhibit 99.1

OMNIQ Announces the Award of Approximately $4 Million Project from a Multinational Transport and Logistics Company.

●	Customer is a worldwide transport and logistics (T&L) leader with a direct presence in +60 countries and a global network covering 168 countries. Customer is ranked one of the 10th largest companies in the world in the T&L field.

●	omniQ further proves its special position as a reliable supplier to some of the most prestigious companies world wide.

●	The $4M project expected to be supplied during Q2 and Q3 of 2022.

SALT LAKE CITY, May 16, 2022 — OMNIQ Corp (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, announced today that it received an approx. $4 Million dollar project from a major T&L Company, first delivery for $1.2 M is expected to be supplied immediately and the balance of $2.8M during Q2 and Q3 of 2022.

omniQ will supply Android-based rugged data collection, computing and communication equipment to the customer’s various locations across the United States. The 3PL (3rd Party Logistics) customer has annual revenue of over $10 billion and more than 10,000 employees. The multi-deploy agreement is valued at approximately $4 million.

Shai Lustgarten CEO stated: “Once again we are privileged to enjoy the trust and loyalty of one of the largest T&L companies in the world positioning us as experts in providing Supply Chain solutions. This customer joins leading supermarket and retail chains, large Health care suppliers, Cities, Governments, security agencies and other demanding customers that rely on our solutions using state of the art technologies, proprietary AI based solutions, successfully serving multiple verticals”.

About OMNIQ Corp:

OMNIQ Corp. provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information please visit www.omniq.com.

Contact:

Corporate Contact

Koko Kimball

(385) 758-9241

IR@omniq.com